UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)
Muzinich BDC, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

62848D107
(CUSIP Number)

March 8, 2023
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[X]	Rule 13d-1(b)
	[   ]	Rule 13d-1(c)
	[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.
_62848D107_______________

Page 2 of 5 Pages




1
NAMES OF REPORTING PERSONS

FCCI Insurance Company; 59-1365094
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP
(a)  [
]
(b)  [
]
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

Florida
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5
SOLE VOTING POWER


32,462.2 shares of Common Stock

6
SHARED VOTING POWER




7
SOLE DISPOSITIVE POWER


32,462.2 shares of Common Stock

8
SHARED DISPOSITIVE POWER


9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON


32,462.2 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES
CERTAIN SHARES


[  ]
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

23.8
12
TYPE OF REPORTING PERSON

IC, CO

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CUSIP No. 62848D107

Page 3 of 5 Pages




Item 1.
(a)
Name of Issuer:



Muzinich BDC, Inc.




(b)
Address of Issuer?s Principal Executive
Offices:





450 Park Avenue
New York, NY 10022






Item 2.
(a)
Name of Persons Filing:



FCCI Insurance Company




(b)
Address of Principal Business Office or, if none, Residence :





6300 University Parkway
Sarasota, FL 34240







(c)
Citizenship:





Florida




(d)
Title of Class of Securities:



Common Stock




(e)
CUSIP Number:
62848D107




Item 3.
If this statement is filed pursuant to Sections
240.13d-1(b) or 240.13d-2(b) or (c), check whether
the person filing is a:




(a)
[ ] Broker or dealer registered under Section
15 of the Act.

(b)
[ ] Bank as defined in Section 3(a)(6) of the Act.

(c)
[X] Insurance company as defined in Section
3(a)(19) of the Act.

(d)
[ ] Investment company registered under
Section 8 of the Investment
    Company Act of 1940.

(e)
[ ] An investment adviser in accordance with Section
     240.13d-1(b)(1)(ii)(E).

(f)
[ ] An employee benefit plan or endowment fund in accordance with
     Section 240.13d-1(b)(1)(ii)(F).

(g)
[ ] A parent holding company or control person in accordance with
     Section 240.13d-1(b)(1)(ii)(G).

(h)
[ ] A savings associations as defined in
Section 3(b) of the Federal
     Deposit Insurance Act.

(i)
[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
Investment Company Act
     of 1940.

(j)
[ ] A non-U.S. institution in accordance with
Section 240.13d-1(b)(1)
     (ii)(J).

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CUSIP No. 62848D107

Page 4 of 5 Pages





(k)
[ ] Group, in accordance with Section 240.13d-
1(b)(1)(ii)(K).




If filing as a non-U.S. institution in accordance with Section 240.13d-1

(b)(1)(ii)(J), please
specify the type of
institution:




Item 4.
Ownership.




(a)
Amount Beneficially Owned:



32,462.2 shares of Common Stock




(b)
Percent of Class:


23.8





(c)
Number of Shares as to which the person has:








(i)     sole power to vote or to direct the
vote:



32,462.2 shares of Common Stock





(ii)     shared power to vote or direct the
vote:











(iii)    sole power to dispose or direct the
disposition of:



32,462.2 shares of Common Stock





(iv)    shared power to dispose or to direct
the disposition of:







Item 5.
Ownership of Five Percent or Less of a Class:





If this statement is being filed to report the
fact that as of the date hereof the reporting
person has ceased to be the beneficial owner
of more than five percent of the class of
securities, check the following: [   ]



Item 6.
Ownership of More than Five Percent on Behalf of
Another Person:






Item 7.
Identification and Classification of Subsidiaries
Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.








Item 8.
Identification and Classification of Members of the Group.









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CUSIP No. M4793C102

Page 5 of 5 Pages




Item 9.
Notice of Dissolution of Group.









Item
10.
Certification:





By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




SIGNATURE
	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   March 8, 2023





















By:
MICHELLE JALBERT



Name:
MICHELLE JALBERT



Title:
SVP, CONTROLLER & ASST.
TREASURER